PRESS RELEASE

EMCORE Corporation Announces Preliminary Unaudited Results for its Fiscal 2007 First Quarter ended December 31, 2006

•	Revenues increased 9% from the prior quarter to $38.5 million
•	Gross margin improved 32% from prior quarter
•	Fiscal 2007 second quarter revenues increased to approximately $40 million
•	Fiscal 2007 third quarter revenues estimated to be $42-43 million

ALBUQUERQUE, New Mexico, April 25, 2007 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its fiscal 2007 first quarter ended December 31, 2006.

Consolidated revenues for the quarter ended December 31, 2006 totaled $38.5 million, slightly higher than guidance provided. This represents a revenue increase of 8% from $35.7 million reported from continuing operations in the first quarter of fiscal 2006 and an increase of 9% from $35.4 million reported in the prior quarter. Both of the Company’s operating segments posted revenue increases when compared to the first quarter of last year. Fiber Optics revenues for the first quarter of fiscal 2007 were $25.3 million. This represents an increase in revenue from $25.0 million reported last year but a decrease in revenue from $28.0 million reported in the prior quarter. The 10% decrease in Fiber Optics revenues from the prior quarter was due to customer inventory management, which continued into the second quarter. EMCORE experienced a significant increase in customer demand for its CATV products during the quarter ended December 31, 2006, a trend expected to continue throughout fiscal 2007. Photovoltaics revenues for the first quarter of fiscal 2007 were $13.2 million. This represents a revenue increase of 23% from $10.7 million reported last year and a 79% sequential increase from $7.3 million reported in the prior quarter. As previously discussed, the Photovoltaics division experienced a delay in receipt of export licenses that resulted in a revenue shortfall during the fourth quarter of fiscal 2006. During the quarter ended December 31, 2006, the Company received the export licenses and the delayed orders were shipped to the customers. Total consolidated revenue for the second quarter ended March 31, 2007 approximated $40 million, which represents a 10% year-over-year increase and a 3% sequential increase. The quarterly increase in revenue for the second quarter was achieved for both operating segments.

Consolidated gross profit for the quarter ended December 31, 2006 totaled $6.1 million. This represents a 4% decrease from $6.4 million reported from continuing operations in the first quarter of fiscal 2006 and a 44% sequential increase from $4.3 million reported in the prior quarter. Consolidated gross margin for the quarter ended December 31, 2006 was 16%, which represents a decrease from the 18% gross margin reported in the prior year but a significant increase from the 12% gross margin reported in the prior quarter. Gross margin for the quarter ended December 31, 2006 was approximately 17% after excluding non-cash stock-based compensation expense. On a segment basis, Fiber Optics gross margins were 21% as of December 31, 2006. Fiber Optics gross margins decreased from 23% gross margins as reported in the prior year but increased from 14% gross margins as reported in the prior quarter. The year-over-year decrease in Fiber Optics gross margins was due to unabsorbed fixed overhead due to reduced digital fiber optics revenues. The sequential increase in Fiber Optics gross margins is primarily due to increased sales of higher margin CATV components and systems offset by the unabsorbed overhead. Photovoltaics gross margin was 7% as of December 31, 2006, which remained relatively unchanged when compared to the prior year and prior quarter. Photovoltaics achieved lower than expected gross margin due to a push-out of higher margin contracts into next quarter and lower production yields due to variability encountered with the quality of certain raw materials. Photovoltaics gross margin for the second quarter ended March 31, 2007 is expected to increase to approximately 20% due to improved product mix in our Photovoltaics division.

A significant portion of the year-over-year increase in operating expenses is due to costs incurred associated with prior year acquisitions, the new terrestrial solar power division, and the review of historical stock option grants. During the quarter ended December 31, 2006, operating expenses included approximately $2.0 million related to the Company’s new terrestrial solar power division. Research and development expenses are expected to increase in the second quarter as EMCORE completes the second generation of its solar power concentrator system and prepares for the transfer of system development to production in the September quarter. In addition, operating expenses during the quarter included approximately $1.9 million related to the review of historical stock option grants. Excluding the expenses associated with the new terrestrial solar power division, non-cash stock-based compensation expense of $1.5 million, and the review of historical stock option grants, operating expenses for the quarter ended December 31, 2006 totaled $13.3 million, an increase of $0.3 million from the prior quarter, after excluding similar charges. As discussed last quarter, EMCORE recorded a $2.2 million one-time non-cash impairment charge that related to the write-down of intangible assets of Corona Optical Systems, an acquisition made several years ago. On a GAAP reporting basis, operating expenses for the quarter ended December 31, 2006 totaled $18.7 million. This represents a 70% increase from the $11.0 million of operating expenses reported from continuing operations in the first quarter of fiscal 2006 and a sequential increase of 4% from the $18.0 million of operating expenses reported in the prior quarter.

Excluding expenses associated with the new terrestrial solar power division, non-cash stock-based compensation expense, and the review of historical stock option grants, the operating loss for the quarter ended December 31, 2006 totaled $6.9 million, a decrease of $1.5 million from the prior quarter, after excluding similar charges discussed above. On a GAAP reporting basis, operating loss for the quarter ended December 31, 2006 totaled $12.6 million.

Excluding expenses associated with the new terrestrial solar power division, non-cash stock-based compensation expense, and the review of historical stock option grants, net loss for the quarter ended December 31, 2006 totaled $6.5 million, or ($0.13) per basic share. This represents a sequential decrease of $3.2 million when compared to the adjusted net loss of $9.7 million from the prior quarter. On a GAAP reporting basis, net loss for the quarter ended December 31, 2006 totaled $12.2 million, or ($0.24) per basic share.

Cash, cash equivalents and marketable securities at December 31, 2006 totaled approximately $88.0 million, a decrease of $36.7 million from the prior quarter. The decrease was a result of a $13.5 million cash investment in WorldWater and Power Corporation, a $2.4 million semi-annual interest payment on the Company’s outstanding convertible subordinated notes and $1.2 million for capital equipment purchases. The remaining decrease was primarily due to payment of taxes associated with the income earned on the sale of the Company’s interest in the GELcore joint venture, payment of legal and accounting fees incurred associated with the review of historical stock option grants, legal costs associated with the Company’s patent infringement lawsuits against Optium Corporation and certain other increases in working capital requirements.

Management Discussion and Outlook:

“As mentioned previously, the sale of our interest in GELcore and the sale of the Electronics Materials and Device division have provided us with the capital to invest in our terrestrial photovoltaic strategy and expand our fiber optics business.  Our strategic investment in WorldWater and Power and expansion into China are just two examples of these initiatives.  We have obtained a significant number of new satellite and terrestrial orders in our Photovoltaic division that we believe will help improve operational performance in fiscal 2007. We expect a much stronger second half for the Company and based on increased strength in our CATV and broadband product lines, we expect improved gross margins.” stated Reuben F. Richards, Jr., Chief Executive Officer.  “We are all working diligently to file our delayed 2006 Form 10-K and our Form 10-Q as soon as reasonably practicable” added Mr. Richards.

Company & Quarterly Highlights:

On April 13, 2007, EMCORE purchased Opticomm Corporation. Pursuant to the stock purchase agreement, the Company acquired privately held Opticomm Corporation of San Diego, California, including its fiber optic video, audio and data networking business, technologies, and intellectual property. EMCORE paid $4.0 million in cash as initial consideration for all of the shares of Opticomm. EMCORE also agreed to an additional earn-out payment based on Opticomm’s 2007 revenues. Management anticipates that this transaction will provide approximately $7.0 million of revenue for calendar year 2007, and upon integration it is expected to be operationally profitable. In 2006, Opticomm generated revenues of $6.3 million and had positive net income.

On November 29, 2006, EMCORE invested $13.5 million and received approximately 27% equity interest in World Water and Power Corporation, a NASDAQ-listed company using the symbol WWAT.OB. WorldWater is a leading solar energy systems company offering both distributed energy systems as well as grid-tied solar systems. The two companies also announced the formation of a strategic alliance and supply agreement under which EMCORE is the exclusive supplier of high-efficiency multi-junction solar cells, assemblies and concentrator subsystems to WorldWater and Power with a contract valued at $100 million over the next 3 years. In April 2007, EMCORE announced that subject to finalizing certain agreements, EMCORE would commit to two more investments in WorldWater totaling $7.0 million.

Recent product launches include:

•
EMCORE 10GBASE-LRM long reach multimode SFP+ optical transceiver module. The LRM SFP+ product expands EMCORE's 10GbE product portfolio into additional market niches and platforms. The 10GBASE-SFP+ supports up to 220m over legacy multimode fiber and is part of EMCORE's strategy to provide a complete suite of modules for legacy multimode customer applications.

•
EMCORE Full Band Tunable Long Reach Small Form Factor Transponder for 10 Gigabit Applications. This product marks the continued expansion of EMCORE's market leading portfolio of parallel VCSEL and LX4 optical modules for the 300m multimode market into the long reach 10 Gbps application space. The ETU-9C00-SFF is a multi-purpose full band tunable optical transceiver module for 10 Gbps DWDM Long Reach telecom and datacom applications.

•
EMCORE Double Data Rate (DDR) 12 channel 60 Gbps modules. The MTX/RX9552 is a 12 channel 60 Gbps DDR product, doubling the speed of the existing single data rate (SDR) SNAP12. The DDR modules are currently sampling to customers at data rates of 5 Gbps per channel featuring low power consumption and an improved digital management interface. The Mini, MTX/RX9542, is the second new product offering that offers DDR bandwidth with less than half the footprint. Originally designed for broad temperature range military applications, the Mini's small form factor allows commercial end users to dramatically increase card density and bandwidth.

•
EMCORE 1.244Gbps Burst-Mode, ITU G.984 compliant APD/TIA for the rapidly expanding Gigabit Passive Optical Network (GPON) OLT market. EMCORE was the first to bring into production the 1.25Gbps Burst Mode APD/TIA products for Gigabit Ethernet Passive Optical Networks (GEPON) OLT applications. Building on this product line, EMCORE has created APD/TIA packaged components for the for the rapidly expanding North American GPON OLT Fiber-to-the-Home (FTTH) market.

•
EMCORE 1310 10Gbps Fabry-Perot LC Transmit Optical Sub Assembly (TOSA) designed to meet the emerging market of 10Gbps SFP+ and XFP 10Gbase-LRM modules. This new product offering expands EMCORE's product base in 10G over multimode fiber applications by providing key components for LRM modules. LRM is an emerging technology that provides 10Gbps transmission speeds over 220m multi-mode optical fiber links as defined by the IEEE 802.3aq 10GBASE-LRM standard.

•
EMCORE 1550nm DWDM long reach XFP optical transceiver module. This product marks the expansion of EMCORE's market leading portfolio of parallel VCSEL and LX4 optical modules for the 300m multimode market into the long reach 10 Gbps application space. This XFP is ideally suited for diverse applications including SDH STM-64, SONET OC-192 LR-2, and 10 Gigabit Ethernet (10GBASE-ZR).

EMCORE will discuss its quarterly results on a conference call to be held on Thursday April 26, 2007, at 9:00 a.m. ET. To participate in the call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871. The access code for the call is 18077. A replay of the call will be available beginning April 26, 2007 at 11:00 a.m. ET until May 3, 2007 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859, and the access code is 85597960. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and terrestrial solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar power concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward-looking statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, (a) the Company’s unaudited results for the fourth quarter and fiscal year 2006 and our first quarter of fiscal 2007, (b) statements related to the Company’s voluntary review of its historic stock option granting practices, including statements concerning the determination of accounting adjustments and related tax and financial consequences in connection with the Special Committee’s recommendations, and (c) the timing of filing of reports with the SEC. These risks and uncertainties include, but are not limited to, (a) the difficulty of predicting quarterly and year end financial results, (b) the finalization and audit of the Company’s unaudited fiscal year 2006 results, (c) the effects of the Company’s voluntary review of its historic stock option granting practices, including (i) risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, (ii) the possibility that the Company will not be able to file additional reports with the SEC in a timely manner, (iii) the possibility that the Company may determine that additional stock-based compensation expenses and other additional expenses be recorded in connection with affected option grants (iv) negative tax consequences arising out of the stock option review, (v) the possible delisting of the Company’s stock from the NASDAQ National Market pursuant to NASDAQ Marketplace Rule 4310(c)(14), (vi) the impact of any actions that may be required or taken as a result of such review or the NASDAQ hearing and review process, and (vii) risk of litigation arising out of or related to the Company’s stock option grants or a restatement of the Company’s financial statements, and (d) factors discussed from time to time in reports filed by the Company with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

As previously disclosed, EMCORE engaged in a voluntary review of its historical stock option grant procedures, which was conducted by a Special Committee comprised of independent members of our Board of Directors, with the assistance of independent outside counsel and accounting experts. Based on the Special Committee’s review, we determined that our previously filed financial statements would need to be restated to reflect additional non-cash stock-based compensation expense and related tax expense. The key findings and conclusions of the Special Committee are described in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission (SEC) on November 15, 2006.

The Special Committee’s conclusion that EMCORE should recognize additional compensation expense for certain stock option grants requires substantial work on the part of our independent public accountants and senior management. This work involves not just restatements of prior year audited financial statements, but it also impacts the preparation of our audited financial statements for our fiscal year ended September 30, 2006. For this reason we were unable to file our Annual Report on Form 10-K for our fiscal year ended September 30, 2006 and our Quarterly Report on Form 10-Q for our quarter ended December 31, 2006 with the SEC within regulatory filing deadlines. We have been working diligently to prepare the restated financial statements, and as we have publicly reported, we will file our fiscal 2006 Form 10-K and fiscal 2007 first quarter Form 10-Q with the SEC as soon as reasonably practicable.

EMCORE has withdrawn reliance upon its historical financial statements because previously reported operating costs did not correctly reflect non-cash stock-based compensation expenses related to historical stock option grants. The preliminary unaudited results included in this announcement have not been restated to reflect additional non-cash stock-based compensation expense and related tax expense.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2006 and 2005
(in thousands, except per share data)
(preliminary - unaudited)

	Three Months Ended December 31,
	2006	2005
Revenue	$38,487	$35,729
Cost of revenue	32,339	29,304
Gross profit	6,148	6,425

Operating expenses:
Selling, general and administrative	12,122	6,895
Research and development	6,611	4,137
Total operating expenses	(18,733)	(11,032)

Operating loss	(12,585)	(4,607)

Other (income) expense:
Interest and other income	(1,652)	(330)
Interest expense	1,262	1,297
Loss from convertible subordinated notes exchange offer	-	1,078
Net income from equity investments	-	(365)
Total other expenses (income)	(390)	1,680

Loss from continuing operations	(12,195)	(6,287)

Discontinued operations:
Loss from discontinued operations, net of tax	-	(254)

Net loss	$(12,195)	$(6,541)

Per share data:
Loss per basic and diluted shares from continuing operations	$(0.24)	$(0.13)
Loss per basic and diluted shares from discontinued operations	-	(0.01)
Net loss per basic and diluted share	$(0.24)	$(0.14)
Weighted average number of share outstanding used in basic and diluted per share calculations	50,869	48,181

As discussed above, the preliminary unaudited results included in this announcement have not been restated to reflect additional non-cash stock-based compensation expense and related tax expense.

EMCORE CORPORATION
Condensed Consolidated Balance Sheet
As of December 31, 2006 and September 30, 2006
(in thousands, except share data)
(preliminary - unaudited)

	As of December 31, 2006	As of September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$16,367	$22,592
Marketable securities	70,650	101,375
Restricted cash	963	738
Accounts receivable, net	37,856	28,404
Receivables, related parties	332	453
Inventory, net	24,002	23,211
Prepaid expenses and other current assets	5,827	6,646

Total current assets	155,997	183,419

Property, plant and equipment, net	54,771	55,504
Goodwill	39,200	39,190
Other intangible assets, net	4,611	5,120
Investments in unconsolidated affiliates	14,715	981
Long-term receivables, related parties	82	82
Other non-current assets, net	3,129	3,242

Total assets	$272,505	$287,538

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,125	$20,122
Accrued expenses and other current liabilities	17,335	20,686

Total current liabilities	35,460	40,808

Convertible subordinated notes	95,993	95,944

Total liabilities	131,453	136,752

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding
Common stock, no par value, 100,000 shares authorized, 51,086 shares issued and 50,927 shares outstanding as of December 31, 2006; 50,962 shares issued and 50,803 outstanding as of September 30, 2005	414,008	411,521
Accumulated deficit	(270,873)	(258,652)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	141,052	150,786

Total liabilities and shareholders’ equity	$272,505	$287,538

 As discussed above, the preliminary unaudited results included in this announcement have not been restated to reflect additional non-cash stock-based compensation expense and related tax expense.

Use of Non-GAAP Measures

EMCORE provides non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP net income (loss) and non-GAAP loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as impairment charges, charges associated with our review of historical stock option grants and gains (losses) on divestitures of assets because these items would make results less comparable between periods. Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION
Non-GAAP Table - Operating Expenses
(in thousands)
(preliminary - unaudited)
	For the three months ended
	December 31, 2006	December 31, 2005	September 30, 2006
OPERATING EXPENSES:

Operating expenses - as reported	$18,733	$11,032	$17,952
Adjustments:
Impairment charge	-	-	(2,233)
Expense incurred on new terrestrial solar power division	(2,022)	-	(1,254)
SFAS 123 stock-based compensation expense - non-cash	(1,529)	(724)	(649)
Expenses associated with historical review of stock option grants	(1,918)	-	(900)

Operating expenses - Non-GAAP	$13,264	$10,308	$12,916

EMCORE CORPORATION
Non -GAAP Table - Operating Loss
(in thousands)
(preliminary - unaudited)
	For the three months ended
	December 31, 2006	December 31, 2005	September 30, 2006
OPERATING LOSS:

Operating loss - as reported	$(12,585)	$(4,607)	$(13,670)
Adjustments:
Impairment charge	-	-	2,233
Expense incurred on new terrestrial solar power division	2,022	-	1,254
SFAS 123 stock-based compensation expense - non-cash	1,795	995	898
Expenses associated with historical review of stock option grants	1,918	-	900

Operating expenses - Non-GAAP	$(6,850)	$(3,612)	$(8,385)

EMCORE CORPORATION
Non -GAAP Table - Net Loss
(in thousands)
(preliminary - unaudited)
	For the three months ended
	December 31, 2006	December 31, 2005	September 30, 2006
NET LOSS:

Net income (loss) - as reported	$(12,195)	$(6,541)	$77,696
Adjustments:
Impairment charge	-	-	2,233
Expense incurred on new terrestrial solar power division	2,022	-	1,254
SFAS 123 stock-based compensation expense - non-cash	1,795	995	898
Reduction in fair value of investment	-	-	500
Loss from convertible subordinated notes exchange offer	-	1,078	-
Gain on sale of GELcore	-	-	(88,040)
Net income from equity investments	-	(365)	620
(Income) loss from discontinued operations	-	-	(7,573)
Expenses associated with historical review of stock option grants	1,918	-	900
Provision for income taxes	-	-	1,848

Net Loss - Non-GAAP	$(6,460)	$(4,833)	$(9,664)

Weighted average number of shares outstanding	50,869	48,181	50,728

Net loss per share - Non-GAAP	$(0.13)	$(0.10)	$(0.19)

Contacts:
EMCORE Corporation
Adam Gushard - Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com